                                                                    EXHIBIT 10.1


                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                      DAISYTEK INTERNATIONAL CORPORATION,

                            DAISYTEK, INCORPORATED,

   TC ILLINOIS ACQUISITION CORP., TC MICHIGAN ACQUISITION  CORP., TC GEORGIA
                 ACQUISITION CORP., TC OHIO ACQUISITION CORP.,
TC PENNSYLVANIA ACQUISITION CORP., TC TEXAS ACQUISITION CORP., AND TC MINNESOTA
                               ACQUISITION CORP.

  THE TAPE COMPANY, INC., AN ILLINOIS CORPORATION, THE TAPE COMPANY, INC., A
                 MICHIGAN CORPORATION, THE TAPE COMPANY, INC.,
   A GEORGIA CORPORATION, THE TAPE COMPANY, INC., AN OHIO CORPORATION, TAPE
                DISTRIBUTORS, INC., A PENNSYLVANIA CORPORATION,
TAPE DISTRIBUTORS OF TEXAS, INC., A TEXAS CORPORATION, AND TAPE DISTRIBUTORS OF
                   MINNESOTA, INC., A MINNESOTA CORPORATION

                                      AND

                         MICHAEL CULLEN AND ROBERT DALY



                            DATED AS OF JUNE 1, 1998
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                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER is dated as of June 1, 1998 (this "AGREEMENT") and is by and among Daisytek International Corporation, a Delaware corporation ("DAISYTEK"); Daisytek, Incorporated, a Delaware corporation (the "PURCHASER"); TC Illinois Acquisition Corp. ("TC ILLINOIS ACQUISITION"), TC Michigan Acquisition Corp. ("TC MICHIGAN ACQUISITION"), TC Georgia Acquisition Corp. ("TC GEORGIA ACQUISITION"), TC Ohio Acquisition Corp. ("TC OHIO ACQUISITION"), TC Pennsylvania Acquisition Corp. ("TC PENNSYLVANIA ACQUISITION"), TC Texas Acquisition Corp. ("TC TEXAS ACQUISITION"), and TC Minnesota Acquisition Corp. ("TC MINNESOTA ACQUISITION"), each, a Delaware corporation and wholly-owned subsidiary of the Purchaser (collectively, the "ACQUISITION SUBS" and individually, an "ACQUISITION SUB"); The Tape Company, Inc., an Illinois corporation ("TC ILLINOIS"), The Tape Company, Inc., a Michigan corporation ("TC MICHIGAN"), The Tape Company, Inc., a Georgia corporation ("TC GEORGIA"), The Tape Company, Inc., an Ohio corporation ("TC OHIO"), Tape Distributors, Inc., a Pennsylvania corporation ("TC PENNSYLVANIA"), Tape Distributors of Texas, Inc., a Texas corporation ("TC TEXAS"), and Tape Distributors of Minnesota, Inc., a Minnesota corporation ("TC MINNESOTA") (collectively, the "SELLERS" and individually, a "SELLER"); and Michael Cullen and Robert Daly, the stockholders of the Sellers (collectively, the "STOCKHOLDERS" and individually, a "STOCKHOLDER"). The parties wish to effect the acquisition of the Sellers by the Purchaser through a merger of the Acquisition Subs with and into the Sellers on the terms and conditions hereof. This Agreement is intended to be a "plan of reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and the Merger described herein is intended to be treated as a "pooling of interests" for accounting purposes.

         Accordingly, in consideration of the mutual representations, warranties and covenants contained herein, the parties hereto agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

         1. CERTAIN DEFINED TERMS. As used in this Agreement, (i) terms defined in the Preamble or elsewhere in this Agreement shall have the meaning set forth therein and (ii) the following terms shall have the following meanings:

         "ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "ACTION" means any claim, action, suit, arbitration, inquiry, proceeding or investigation, in each case, by or before any Governmental Authority.

         "ADDITIONAL AGREEMENTS" means the Registration Rights Agreement, Restrictive Covenant Agreement and Affiliate Letter.

         "AFFILIATE" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

         "AFFILIATE LETTER" means the letter being executed and delivered concurrently herewith by the Stockholders to the Purchaser, as provided in
Section 2.11 hereof.

         "BUSINESS" means the sale and distribution of professional video and audio recording tape and related products as conducted by the Sellers, taken as a whole.

         "BUSINESS DAY" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.

         "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System.

         "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor or by contract, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

         "DAISYTEK BUSINESS" means the business conducted by Daisytek and its subsidiaries, taken as a whole.

          "ENCUMBRANCE" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement, or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

         "ENVIRONMENT" means surface waters, groundwaters, soil, subsurface strata and ambient air.

         "ENVIRONMENTAL CLAIMS" means any and all administrative, regulatory or judicial actions, suits, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law or any Environmental Permit (hereinafter "CLAIMS"), including without limitation (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or





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other actions or damages pursuant to any applicable Environmental Law and (b)
any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

     "ENVIRONMENTAL LAWS" means any federal, state or local law or any foreign law, including any statute, rule, regulation, ordinance, code or rule of common law, now or hereafter in effect and in each case as amended, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, the CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Sections 6901 et seq.; the Clean Water Act, 33 U.S.C. Sections 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq.; the Clean Air Act, 42 U.S.C. Sections 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. Sections 300f et seq.; the Atomic Energy Act, 42 U.S.C. Sections 2011 et seq.; and the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136 et seq.

     "ENVIRONMENTAL PERMITS" means all permits, written approvals, U.S. Environmental Protection Agency or state generator numbers, licenses and other authorizations from applicable Governmental Authorities required under any applicable Environmental Law.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

     "FINANCIAL STATEMENTS" has the meaning specified in Section 3.7.

     "GAAP" means generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

     "GOVERNMENTAL AUTHORITY" means any United States federal, state, local, possession or foreign governmental, regulatory or administrative authority, agency or commission, or any political subdivision thereof, or any court, tribunal or arbitral body.

     "GOVERNMENTAL ORDER" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

     "HAZARDOUS MATERIALS" means (a) petroleum and petroleum fuels, lubricants and cleaning agents, radioactive materials, friable asbestos material as defined under 40 C.F.R. 61.141, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls in concentrations of 50 ppm, and radon gas; (b) any other chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials" or "extremely hazardous wastes"; and (c) any other chemical, material or substance exposure to which is regulated pursuant to any applicable Environmental Law.

     "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.





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         "IMMEDIATE FAMILY" means any spouse, brother, sister, parent or child of any specified individual.

         "INDEBTEDNESS" means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

         "INDEMNIFIED PARTY" means any Person having a right to indemnification from an Indemnifying Party under the terms and provisions of Article VII hereof.

         "INDEMNIFYING PARTY" means any Person responsible or obligated to provide indemnification to an Indemnified Party under the terms and provisions of Article VII hereof.

         "INTELLECTUAL PROPERTY" means (a) inventions, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications, (c) statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations and continuations-in-part) and all improvements to the inventions covered in each such registration, patent or application, (d) trademarks, service marks, trade dress, logos, trade names and





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corporate names and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, (e) copyrights (registered or otherwise) and registrations and applications for registration thereof, (f) moral rights (including, without limitation, rights of integrity), and waivers of such rights by others, (g) computer software and programs, data and documentation,
(h) trade secrets and confidential business information (including ideas, formulas, compositions, inventions, and conceptions of inventions, whether patentable or unpatentable and whether or not reduced to practice), technology (including know-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data and copyrightable works, (i) copies and tangible embodiments of all of the foregoing, in whatever form or medium, (j) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, and (k) all rights to sue for present and past infringement of any of the intellectual property rights hereinabove set out.

         "INVENTORIES" and "INVENTORY" mean all inventory, merchandise, goods, raw materials, finished goods, packaging and supplies maintained, held (including, without limitation, on consignment) or stored by or for any Seller and any prepaid deposits for any of the same.

         "LEASED REAL PROPERTY" means the real property leased by any Seller, as landlord or tenant, together with, to the extent leased by such Seller, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

         "LIABILITIES" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any law (including, without limitation, any Environmental Law), rule, regulation, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking, including all indemnification obligations under any charter document, any indemnity agreement or as permitted under applicable law.

          "MATERIAL ADVERSE EFFECT" means any circumstance, change in, or effect on, (i) for purposes of the representations of the Stockholders hereunder, the Business or (ii) for purposes of the representations of Daisytek, the Purchaser and the Acquisition Subs hereunder, the Daisytek Business, in each case, that, individually or in the aggregate with any other circumstances, changes in, or effects on, the Business or the Daisytek Business, as the case may be, is, or would be, materially adverse to the operations, assets or liabilities (including, without limitation, contingent liabilities), employee relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the Business or the Daisytek Business, as the case may be, or, as to the Business, would materially adversely affect the ability of the Purchaser to operate or conduct the Business in the manner in which it is currently operated or conducted by the Sellers.

         "MATERIAL CONTRACTS" has the meaning specified in Section 3.8.





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         "PERMITS" has the meaning specified in Section 3.17.

         "PERSON" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

         "PLAN" has the meaning specified in Section 3.24.

         "PURCHASE PRICE" has the meaning specified in Section 2.2.

         "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement being executed and delivered concurrently herewith by Daisytek and the Stockholders, as provided in Section 2.11 hereof.

         "REGULATIONS" means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

         "RESTRICTIVE COVENANT AGREEMENT" means the Restrictive Covenant Agreement being executed and delivered concurrently herewith by the Stockholders, as provided in Section 2.11 hereof.

         "REMEDIAL ACTION" means all action reasonably necessary and required under any applicable Environmental Law or Environmental Permit and all action required by a Governmental Authority to (i) clean up, remove, treat or handle in any other way Hazardous Materials in the Environment; (ii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the Environment; or (iii) perform remedial investigations, feasibility studies, corrective actions, closures, and postremedial or postclosure studies, investigations, operations, maintenance and monitoring on, about or in any real property.

         "SEC" means the United States Securities and Exchange Commission.

         "TAX" or "TAXES" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges.





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                                   ARTICLE II
                                   THE MERGER

                 2.1. THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL") (i) TC Illinois Acquisition shall be merged with and into TC Illinois, (ii) TC Michigan Acquisition shall be merged with and into TC Michigan, (iii) TC Georgia Acquisition shall be merged with and into TC Georgia, (iv) TC Ohio Acquisition shall be merged with and into TC Ohio, (v) TC Pennsylvania Acquisition shall be merged with and into TC Pennsylvania, (vi) TC Texas Acquisition shall be merged with and into TC Texas and (vii) TC Minnesota Acquisition shall be merged with and into TC Minnesota (all of the foregoing being collectively referred to herein as the "MERGER"). The Merger shall be deemed to occur and shall be effective for accounting and all other purposes as of June 1, 1998 (the "EFFECTIVE TIME"), except to the extent that the respective state corporation statutes of any Seller require, as a condition to the effectiveness of any Merger, the filing or issuance of a Certificate of Merger (as hereinafter defined), in which event, solely for purposes of such state corporation statutes, the Merger of such Seller shall be deemed effective as of the filing or issuance of such Certificate of Merger. Following the Merger, each of the Sellers shall continue as the surviving corporation (collectively, the "SURVIVING CORPORATIONS" and individually, a "SURVIVING CORPORATION") and be a wholly-owned subsidiary of the Purchaser, and the separate corporate existence of each Acquisition Sub shall cease.

                 2.2. MERGER CERTIFICATES. As of June 1, 1998, the parties shall cause certificates of merger (the "MERGER CERTIFICATES") to be filed and recorded in accordance with Section 252 of the DGCL and shall take all such further actions as may be required by law to make the Merger effective. The execution and delivery of this Agreement shall occur at a closing (the "CLOSING") which shall be deemed to have been held as of June 1, 1998 (the "CLOSING DATE") at the offices of the Purchaser (or such other place as the parties may agree) for the purpose of confirming satisfaction or waiver of all conditions to the Merger.

                 2.3. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

                 2.4. CERTIFICATE OR ARTICLES OF INCORPORATION AND BYLAWS. The Certificate or Articles of Incorporation and Bylaws of each Seller, in each case as in effect immediately prior to the Effective Time, shall be the Certificate or Articles of Incorporation and Bylaws of the applicable Surviving Corporation, as the case may be, immediately after the Effective Time.

                 2.5. DIRECTORS AND OFFICERS. The directors and officers of each Acquisition Sub immediately prior to the Effective Time shall be the directors and officers of the applicable Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the Certificate or Articles of Incorporation and Bylaws of such Surviving Corporation. Each Surviving Corporation may designate such other officers as it determines.





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                 2.6.  CONVERSION OF STOCK.

                          (a)     At the Effective Time, by virtue of the
Merger and without any action on the part of the Purchaser, the Acquisition Subs or the Sellers:

                                  (i)      All shares of common stock of each
Seller (collectively, the "SELLER COMMON STOCK") outstanding immediately prior to the Effective Time, other than shares held by any Seller as treasury stock, shall be converted into and become the right to receive, in the aggregate, 974,864 shares of common stock, $.01 par value, of Daisytek ("DAISYTEK COMMON STOCK"), the same being that number of shares (rounded down to the nearest whole share and subject to the payment of cash for fractional shares as provided in Section 2.9) determined by dividing the Purchase Price (as defined below) by the Market Value (as defined below) of Daisytek Common Stock (such shares of Daisytek Common Stock are referred to hereinafter as the "MERGER CONSIDERATION").

                                  (ii)     All shares of Seller Common Stock
held at the Effective Time by any Seller as treasury stock shall be canceled and no payment shall be made, nor shall any shares of Daisytek Common Stock be issued, with respect thereto.

                                  (iii)    Each share of common stock of each
Acquisition Sub outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $.01 par value, of the applicable Surviving Corporation.

                          (b)     For the purpose of this Agreement:

                                  (i)      The term "PURCHASE PRICE" means
$24,127,900.45.

                                  (ii)     The term "MARKET VALUE" of Daisytek
Common Stock means $24.75.

                          (c)     The Merger Consideration shall be allocated
equally between the Stockholders.


                 2.7. CLOSING OF SELLER TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Sellers shall be closed and no transfer of Seller Common Stock shall thereafter be made. If, after the Effective Time, certificates representing shares of Seller Common Stock are presented to a Surviving Corporation, they shall be canceled.

                 2.8. EXCHANGE OF CERTIFICATES. At the Closing and effective as of the Effective Time, the Stockholders shall deliver to the Purchaser their certificates representing Seller Common Stock, duly endorsed for transfer, in exchange for a certificate or certificates representing that number of whole shares of Daisytek Common Stock into which the shares of Seller Common Stock theretofore represented by such certificate or certificates so surrendered shall have been converted pursuant to the provisions of this Agreement, and the certificate or certificates so surrendered shall forthwith be canceled. No Daisytek Common Stock certificates are to be issued in a name other than that in which the Seller Common Stock certificate surrendered is registered.

        2.9. NO FRACTIONAL SHARES. No certificates representing fractional shares of Daisytek Common Stock shall be issued upon the surrender for exchange of Seller Common Stock certificates. No fractional interest shall entitle the owner to vote or to any rights of a security holder. In lieu of fractional shares, each holder of shares of Seller Common Stock who would otherwise have been entitled to a fractional share of Daisytek Common Stock, will receive upon surrender of a Seller Common Stock certificate or certificates, as the case may be, an amount in cash (without interest) determined by multiplying such fraction by the Market Value of one share of Daisytek Common Stock.

        2.10. [deleted]

        2.11. OTHER CLOSING MATTERS. At the Closing (i) Daisytek and the Stockholders shall execute and deliver the Registration Rights Agreement pursuant to which the Stockholders shall be granted piggy-back registration rights with respect to the shares of Daisytek Common Stock issued hereunder and
(ii) the Stockholders shall execute and deliver to the Purchaser the (a) Restrictive Covenant Agreement pursuant to which the Stockholders shall agree not to compete with the Business of the Surviving Corporations following the Effective Time and (b) Affiliate Letter pursuant to which the Stockholders shall agree to certain restrictions on transfer with respect to the shares of Daisytek Common Stock issued hereunder.


                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES


     The Stockholders hereby, jointly and severally, make the following representations and warranties to the Purchaser and Daisytek:

        3.1. ORGANIZATION AND QUALIFICATION. Each Seller is a corporation, duly organized, validly existing and in good standing under the laws of its state or jurisdiction of incorporation with full corporate power and authority to own its properties and to carry on the Business as now conducted. Schedule 3.1 sets forth (i) the state or jurisdiction of incorporation of each Seller, and (ii) the states or jurisdictions in which each Seller is qualified or otherwise authorized to transact business as a foreign corporation. Each Seller is qualified or otherwise authorized to transact business as a foreign corporation, and is in good standing as a foreign corporation, in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized will not have a Material Adverse Effect.

        3.2. CAPITALIZATION. The total authorized and issued capital stock of each of the Sellers is set forth on Schedule 3.2. The Stockholders are the lawful record and beneficial owners of all of the issued and outstanding shares of the Seller Common Stock. Each of the Stockholders owns one-half of the issued and outstanding shares of Seller Common Stock and has owned such





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
shares for not less than the thirty (30) day period prior to the date hereof. All of the issued and outstanding shares of Seller Common Stock have been duly authorized and validly issued in full compliance with all applicable federal, state and other securities and other laws, and without any violation of any pre-emptive rights and are fully paid and non-assessable. The Sellers have no other shares or other securities which are authorized, issued and/or outstanding other than the Seller Common Stock owned by the Stockholders. Except as set forth on Schedule 3.2, there are no outstanding subscriptions, options, warrants, rights, calls, contracts, commitments, understandings or agreements to purchase or otherwise acquire or relating to the issuance of any shares or other securities of any Seller, including, without limitation, any rights of conversion or exchange under any outstanding securities or other instruments, nor are there any shareholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to any shares of Seller Common Stock. None of the Sellers own any capital shares or other proprietary interests, including without limitation, any shares of stock, partnership interests, joint venture interests, limited liability company interests, membership interests or other equity interests, directly or indirectly, in any Person. None of the Sellers, nor any of the Stockholders, own any shares of Daisytek Common Stock, except as may be issued hereunder.

                 3.3.  CHARTER DOCUMENTS; OFFICERS, DIRECTORS AND AFFILIATES.

                          (a)     The copies of the certificates or articles of
incorporation and by-laws of each Seller, certified by the respective secretaries or assistant secretaries thereof, which have been delivered to Purchaser are complete and correct in all respects. The minute books of each Seller which have been delivered to Purchaser are complete in all material respects and correctly reflect all corporate action (including, without limitation, the issuance of any shares of capital stock) taken by the respective stockholders and boards of directors (and committees thereof) of each of the Sellers.

                          (b)     Schedule 3.3 sets forth for each Seller the
name of each of its officers and directors and each Person who may be deemed an "affiliate" of such Seller, as such term is used in Rule 145 promulgated under the Act.

                 3.4.  TITLE TO SELLER COMMON STOCK.  Except as set forth in
Schedule 3.4, the Stockholders are the lawful record and beneficial owners of all of the issued and outstanding shares of Seller Common Stock and have good and marketable title thereto, free and clear of all Encumbrances, including, without limitation, any agreements, subscriptions, options, warrants, calls, commitments or rights of any character granting to any Person any interest or right to acquire from any Stockholder at any time, or upon the happening of any stated event, any shares of Seller Common Stock.

                 3.5. AUTHORITY; BINDING OBLIGATION. The Stockholders and the Sellers have all requisite power and authority to execute, deliver and perform their respective obligations under this Agreement and the Additional Agreements to which they are a party and consummate the transactions contemplated herein and therein. The execution and delivery of this Agreement and the Additional Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors and stockholders of each Seller, and no other action on the part of any Seller or Stockholder is necessary to consummate the transactions contemplated hereby or thereby. This Agreement and the Additional Agreements have been duly executed and delivered by the Stockholders and Sellers (to the extent each is a party thereto) and constitute the legal, valid and binding obligation of the Stockholders and Sellers (to the extent each is a party thereto) enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditor's rights' generally and to general equitable principles.

                 3.6. NO VIOLATIONS. Except as set forth in Schedule 3.6, the execution, delivery and performance of this Agreement and the Additional Agreements and the consummation of the transactions contemplated herein and therein by the Stockholders and the Sellers (to the extent each is a party thereto) do not and will not, with or without the giving of notice or passage of time or both (a) violate, conflict with or result in the breach of any term or provision of, or require any notice, filing or consent under (i) the certificate or articles of incorporation, by-laws or other charter documents of any Seller, (ii) any statutes, laws, rules, regulations, ordinances or permits of any Governmental Authority applicable to any Stockholder or Seller or (iii) any Governmental Order binding upon any Seller or Stockholder or any of their respective properties or assets; (b) conflict with or result in the breach of any term or provision of, require any notice or consent under, give rise to a right of termination of, constitute a default under, result in the acceleration of, or give rise to a right to accelerate any obligation under, any loan agreement, mortgage, indenture, financing agreement, lease or any other contract, agreement or instrument to which any Seller or Stockholder is a party or by which any of their respective properties or assets are bound; or (c) result in any Encumbrance on any of the properties or assets of any Stockholder or Seller.

                 3.7. FINANCIAL STATEMENTS. The Sellers have furnished to the Purchaser the combined balance sheet of the Sellers as at March 31, 1998 and the related combined statement of operations for the twelve months then ended (the "FINANCIAL STATEMENTS"). The Financial Statements (i) were prepared in all material respects in accordance with the books of account and other financial records of the Sellers, (ii) fairly present the combined financial condition and results of operations for Sellers as of the dates and for the periods covered thereby and (iii) have been prepared in accordance with GAAP, except for the absence of footnotes thereto.

                 3.8. BOOKS OF ACCOUNTS. The books of account and other financial records of each Seller (i) reflect all items of income and expense and all assets and liabilities required to be reflected therein in accordance with GAAP consistently applied, (ii) are in all material respects complete and correct and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.

                 3.9. ABSENCE OF UNDISCLOSED LIABILITIES. No Seller has any Liabilities, except: (a) Liabilities that were reflected, disclosed or reserved against in the Financial Statements and not heretofore paid or discharged; (b) Liabilities specifically disclosed in Schedule 3.9; (c) Liabilities incurred in, or as a result of, the ordinary course of the Business consistent with past practice since March 31, 1998 which do not exceed $25,000 for any one transaction or $100,000 in the aggregate; and (d) Liabilities in respect of Inventory purchase orders in the ordinary course of Business consistent with past practice, except as set forth in Schedule 3.9.

                 3.10. ACCOUNTS RECEIVABLE. Schedule 3.10 sets forth an aged list of accounts receivable arising from the sale of Inventory and the rendering of services in the ordinary course of the Business as of March 31, 1998 showing separately those accounts receivable that, as of such date, had been outstanding (i) for 30 days or less, (ii) 31 to 60 days, (iii) 61 to 90 days and (iv) more than 90 days, and a list of all other accounts receivable outstanding as of such date. Except for any allowance for doubtful accounts set forth therein, all accounts receivable reflected on the Financial Statements (a) have arisen only in the ordinary course of the Business consistent with past practice, (b) represent the legal, valid and binding obligation of the account debtor, and (c) are not subject to any valid defenses, set-offs or counterclaims (except for warranty claims arising in the ordinary course of business) and (d) to the Stockholders' knowledge, are good and collectible in full in the ordinary course of business without resort to litigation or extraordinary collection activity not later than 90 days after the applicable invoice date. Except as set forth in Schedule 3.10, each Seller has good and marketable title to all of its accounts receivable, free and clear of any Encumbrances.

                 3.11.  INVENTORY.

                          (a)     Except as set forth in Schedule 3.11, all
Inventories are in the physical possession of the Sellers at the facilities located on the Leased Real Property. Subject to amounts reserved therefor, the value at which all Inventories are carried in the Financial Statements reflect the historical inventory valuation policy of the Sellers of stating such Inventories at the lower of their cost or market value and all Inventories are valued in accordance with GAAP consistently applied. Except as set forth in
Schedule 3.11, each Seller has good and marketable title to all of its Inventories, free and clear of all Encumbrances. Except as set forth in
Schedule 3.11, the Inventory does not include any items held on consignment for others, and no Seller is under any obligation or liability with respect to accepting returns of Inventory or merchandise in the possession of its customers other than in the ordinary course of the Business consistent with past practice. All Inventory is of a quantity and quality which is usable in the ordinary course of the Business consistent with past practice and within a reasonable period of time and is in good and merchantable condition in all material respects.

                 3.12. ASSETS. The Sellers own and have good title to all of their assets and properties reflected as owned on the balance sheet included in the Financial Statements, free and clear of any and all Encumbrances, except for (i) the Encumbrances reflected in the Financial Statements, (ii) assets and properties disposed of, or subject to purchase or sale orders, in the ordinary course of Business consistent with past practice since March 31, 1998, (iii) Encumbrances securing the liens of materialmen, carriers, landlords and like persons, all of which are not yet due and payable, (iv) Encumbrances for Taxes not yet due and payable and (v) Encumbrances that, in the aggregate, are not material to the Business. Since March 31, 1998 all the assets of the Sellers (including, without limitation, the benefit of any licenses, leases or other agreements or arrangements) have been acquired for a consideration not more than the fair market value of such assets at the date of such acquisition.

                 3.13. [deleted]

                 3.14.  CONDUCT IN THE ORDINARY COURSE; ABSENCE OF CERTAIN
CHANGES.

                          (a)     Since March 31, 1998, except as disclosed in
Schedule 3.14 or in the Financial Statements, there has not been any change in the condition (financial or otherwise) of the Business or the Liabilities, assets, operations, results of operations or condition (financial or otherwise) of the Sellers, taken as a whole, or, to the Stockholders' knowledge, in the customer or supplier relations or prospects of the Sellers, taken as a whole, including, without limitation, any damage or destruction of property by fire or other casualty, which change would have a Material Adverse Effect.

                          (b)     Since March 31, 1998, except as disclosed in
Schedule 3.14 or in the Financial Statements, the Business has been conducted in all material respects in the ordinary course and consistent with past practice. For the avoidance of doubt and as amplification and not limitation of the foregoing, except as disclosed in Schedule 3.14 or in the Financial Statements, since March 31, 1998, no Seller has:

                                  (i)      permitted or allowed any of its
assets or properties (whether tangible or intangible) to be subjected to any Encumbrance, other than Encumbrances that have been or will be released at or prior to the Closing;

                                  (ii)     amended, terminated, canceled or
compromised any material claims or waived any other rights of value in excess of $10,000;

                                  (iii)    sold, transferred, leased,
subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including, without limitation, leasehold interests and intangible property), of or relating to the Business in excess of $10,000, other than the sale of Inventories and used machinery and equipment in the ordinary course of the Business consistent with past practice;

                                  (iv)     disclosed to a third party any
material Intellectual Property to which, or under which, it has any right or license and which is confidential to the Business or permitted to lapse any material Intellectual Property (or any registration thereof or any application relating thereto), to which, or under which, it has any right or license;

                                  (v)      (A)     granted or proposed any
increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by it to any of its employees, other than aggregate increases which do not exceed $100,000, or (B) established or increased or promised or proposed to increase any benefits under any Plan (as defined below), in either case except as required by law and except for ordinary increases consistent with the past practice of the Business;

                                  (vi)     made any change in any method of
accounting or accounting practice or policy, other than such changes required by GAAP;

                                  (vii)    made or changed any express or
deemed election or settled or compromised any liability with respect to Taxes or prepaid any Taxes, except in the ordinary course of the Business consistent with past practice, or as may be required by any applicable law, rule or regulation;

                                  (viii)   made any material changes, other
than in accordance with prudent business practice, in its customary methods of operations of the Business, including, without limitation, material practices and policies relating to, purchasing, Inventories, marketing, selling and pricing;

                                  (ix)     incurred any Indebtedness for
borrowed money described in clauses (a), (c) and (f) of the definition of Indebtedness in excess of $10,000, in the aggregate and currently outstanding, except for borrowings under revolving lines of credit reflected in the Financial Statements;

                                  (x)      failed to pay any creditor any
material amount owed to such creditor when due, which amount remains unpaid, except for amounts contested in good faith in the ordinary course of the Business consistent with past practice;

                                  (xi)     redeemed any of its capital stock
or, declared, made or paid any dividends or distributions (whether in cash, securities or other property);

                                  (xii)    issued or sold any capital stock,
notes, bonds or other securities, or any option or warrant to purchase the same;

                                  (xiii)   amended or restated its charter or
by-laws;

                                  (xiv)    made any capital expenditure or
commitment for any capital expenditure in excess of $25,000 individually or $100,000 in the aggregate;

                                  (xv)     merged with, entered into a
consolidation with or acquired (by purchase, merger, consolidation, stock acquisition or otherwise) a substantial portion of the assets or business of any other Person or any division or line of business thereof, or, except as permitted by clause (xiv), acquired any material assets other than in the ordinary course of the Business consistent with past practice;

                                  (xvi)    entered into any agreement,
arrangement or transaction with any of its directors, officers or shareholders (or any Immediate Family member thereof);

                                  (xvii)   made any loan to, guaranteed any
Indebtedness of or otherwise incurred any Indebtedness on behalf of, any Person in excess of $10,000 which remains outstanding, other than Indebtedness solely among or between the Sellers;

                                  (xviii)  materially amended, modified or
consented to the termination of any Material Contract (as defined below) or any of its rights therein;

                                  (xix)    allowed any Permit or Environmental
Permit that was issued to it and is required to operate the Business in the ordinary course and consistent with past practice to lapse or terminate;

                                  (xx)     failed in the aggregate to maintain
its plant, property and equipment in a general state of good repair and operating condition, ordinary wear and tear excepted;

                                  (xxi)    terminated, discontinued, closed or
disposed of any plant, facility or other business operation, or laid off any employees (other than part-time employees, within the meaning of 20 CFR Section 639.3(h), and other than layoffs of less than 50 employees who are not such part-time employees in any six-month period in the ordinary course of business consistent with past practice) or implemented any early retirement, separation or program providing early retirement window benefits within the meaning of
Section 1.401(a)-4 of the Regulations or announced or planned any such action or program for the future;

                                  (xxii)   made any charitable contribution in
excess of $10,000 in any one instance or $50,000 in the aggregate;

                                  (xxiii)  suffered any casualty loss or damage
with respect to any of its assets, plant, property or equipment which has a replacement cost of more than $25,000, whether or not such losses or damage shall have been covered by insurance; or

                                  (xxiv)   agreed, whether in writing or
otherwise, to take any of the actions specified in this Section or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights with respect to any of the actions specified in this Section, except as expressly contemplated by this Agreement.

                 3.15. LITIGATION. Except as set forth in Schedule 3.15 (which sets forth a summary of each Action disclosed therein containing the following information: parties, nature of the proceeding, date commenced, description of claim and amount of damages or other relief sought and, if applicable, paid or granted), there are no Actions, pending or, to the Stockholders' knowledge, threatened, against any Seller, except for Actions as to which the Sellers are fully covered by insurance (except for the applicable deductible) and for which the insurer has not denied or disclaimed coverage. Except as set forth in Schedule 3.15, no Seller, nor any of their respective assets or properties, is subject to any Governmental Order (nor, to the knowledge of the Stockholders, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has had or would have a Material Adverse Effect.

                 3.16.  COMPLIANCE WITH LAWS.  Except as set forth in
Schedule 3.16, to the Stockholders' knowledge, each Seller has conducted and continues to conduct the Business in accordance with all applicable laws, ordinances, statutes, rules, regulations and Governmental Orders applicable to it or any of its properties or assets or the Business, and no Seller is in violation of any such law, ordinance, statute, rule, regulation or Governmental Order, except for such failures and breaches which, in the aggregate, will not have a Material Adverse Effect. No

Seller nor any officer, director, employee, agent or representative of any Seller has violated or is currently in violation of the Foreign Corrupt Practices Act of 1977, as amended.

                 3.17. ENVIRONMENTAL AND OTHER PERMITS AND LICENSES; RELATED MATTERS.

                          (a)     Except as disclosed in Schedule 3.17, to the
Stockholders' knowledge, each Seller currently holds all health and safety and other permits, licenses, authorizations, certificates, exemptions and approvals of Governmental Authorities (collectively, "PERMITS"), including, without limitation, Environmental Permits, necessary or proper for the current use, occupancy or operation of any of its assets or properties or the conduct of the Business, and all such Permits and Environmental Permits are in full force and effect. Schedule 3.17 contains a true, correct and complete list of all Permits held by each Seller (setting forth the issuer thereof and any expiration or terminate date). Except as disclosed in Schedule 3.17, to the Stockholders' knowledge, there is no existing practice, action or activity of any Seller and no existing condition of the properties or assets of any Seller, or the Business, which will give rise to any civil or criminal Liability under, or violate or prevent compliance with, any health or occupational safety Environmental Law or other applicable statute, regulation, ordinance or decree. No Seller has received any notice from any Governmental Authority revoking, canceling, rescinding, materially modifying or refusing to renew any Permit or Environmental Permit or providing written notice of violations under any Environmental Law. Except as disclosed in Schedule 3.17, to the Stockholders' knowledge, each Seller is in all material respects in compliance with all applicable Permits, all applicable Environmental Laws and the requirements of all applicable Environmental Permits.

                          (b)     Except as disclosed in Schedule 3.17, to the
Stockholders' knowledge (i) Hazardous Materials have not been generated, used, treated, handled or stored on, or transported to or from, or released (as "release" is defined under any applicable Environmental Law) on any Leased Real Property; (ii) the Sellers have disposed of all wastes, including those containing Hazardous Materials, in compliance with all applicable Environmental Laws and Environmental Permits; (iii) there are no past, pending or threatened Environmental Claims, nor any basis for asserting the same, against any Seller, or any Leased Real Property; and (iv) no Leased Real Property is listed or proposed for listing on the National Priorities List under CERCLA or on the CERCLIS or any analogous state list of sites requiring investigation or cleanup.

                 3.18.  MATERIAL CONTRACTS.

                          (a)     Schedule 3.18 lists each of the following
contracts and agreements to which any Seller is a party, other than leases of Leased Real Property (such contracts and agreements being collectively referred to herein as the "MATERIAL CONTRACTS"):

                                  (i)      all contracts, agreements, invoices,
purchase orders and other arrangements, whether oral or written, for the purchase of Inventory, merchandise, supplies, spare parts, other materials or personal property with any supplier or for the furnishing of services to any Seller or otherwise related to the Business; provided, however, that only such contracts, agreements, invoices, purchase orders and other arrangements under the terms of which any Seller, as to any individual item: (A) has paid more than $250,000 during the period beginning on April 1, 1997 and ending on March 31, 1998 or (B) is obligated to pay more than $250,000 over the remaining term thereof and, in each case, which was not, nor is not, terminable without penalty or further payment at any time upon less than 30 calendar days' notice shall be deemed a Material Contract; and provided, further, however, that Inventory purchase orders arising in the ordinary course of Business consistent with past practice shall not be deemed Material Contracts;

                                  (ii)     all contracts, agreements, invoices,
sales orders and other arrangements, whether oral or written, for the sale of Inventory, merchandise, other materials or personal property or for the furnishing of services by any Seller, or otherwise related to the Business; provided, however, that only such contracts, agreements, invoices, sales orders and other arrangements which, as to any individual item (A) involve consideration of more than $250,000 during the period beginning on April 1, 1997 and ending on March 31, 1998 or (B) involve consideration of more than $250,000 over the remaining term thereof and, in each case, which was not, nor is not, terminable without penalty or further payment at any time upon less than 30 calendar days' notice shall be deemed a Material Contract; and provided, further, however, that contracts and agreements relating to the sale of Inventory in ordinary course of Business consistent with past practice shall not be deemed Material Contracts;

                                  (iii)    all broker, distributor, dealer,
manufacturer's representative, franchise, agency, sales promotion, market research, marketing and advertising contracts, management contracts and consulting contracts to which any Seller is a party and which involve payments, or the provision of goods or services having a value in excess of $250,000 and which are not cancelable without penalty or further payment within 30 calendar days of notice of such cancellation;

                                  (iv)     all Indebtedness in excess of
$250,000 principal amount (including without limitation, all promissory notes, bonds, debentures, credit agreements, letters of credit, acceptances and other similar items) as to which any Seller has any Liability;

                                  (v)      all contracts and agreements with
any Governmental Authority to which any Seller is a party;

                                  (vi)     all contracts and agreements with
manufacturers under which Seller is designated as an exclusive distributor;

                                  (vii)    all contracts and agreements that
limit the ability of any Seller to compete in any line of business or with any Person or entity or in any geographic area or during any period of time;

                                  (viii)   all contracts, agreements and other
arrangements (including without limitation those relating to employment) between or among any Seller and any Stockholder (or any member of any Stockholder's Immediate Family);

                                  (ix)     [deleted]

                                  (x)      all partnership agreements, joint
venture agreements, stockholder agreements or operating agreements to which any Seller is a party; and

                                  (xi)     all other contracts, agreements and
other arrangements, whether or not made in the ordinary course of the Business, which if terminated by the other party thereto (with or without notice and with or without cause) would cause a Material Adverse Effect.

                          (b)     Except as expressly set forth in Schedule
3.18 (which shall identify each such Material Contract), each Material
Contract: (i) is valid and binding on the Seller that is a party to such Material Contract and, to the Stockholders' knowledge, on the other parties thereto and is in full force and effect, (ii) upon consummation of the transactions contemplated by this Agreement shall continue in full force and effect without penalty or other adverse consequence and unaffected by such transactions. To the Stockholders' knowledge, no Seller is in material breach or default under the terms of any Material Contract.

                          (c)     Except as expressly set forth in Schedule
3.18 (which shall identify each such Material Contract), to the Stockholders' knowledge, no other party to any Material Contract is in material breach or default thereunder.

                          (d)     Except as expressly set forth in Schedule
3.18, there is no contract, agreement or other arrangement granting any Person any right of first refusal or similar preferential right to purchase any of the properties or assets of any Seller.

                 3.19.  INTELLECTUAL PROPERTY.

                          (a)     Schedule 3.19 sets forth a true and complete
list and a brief description, including a description of any registration, license or sublicense thereof, of all Intellectual Property claimed to be unique or having a value in excess of $50,000 in which any Seller has any interest, whether as owner, licensor or licensee. Except as otherwise described in Schedule 3.19, in each case where a registration or application for registration listed in Schedule 3.19 is held by assignment, the assignment has been duly recorded with the applicable Trademark Office from which the original registration issued or before which the application for registration is pending.

                          (b)     Except as disclosed in Schedule 3.19, as to
all Intellectual Property set forth therein which is owned by any Seller: (i) such Intellectual Property is owned by a Seller, free and clear of any Encumbrance, and (ii) to the Stockholders' knowledge, no Actions have been made or asserted or are pending against any Seller based upon or challenging or seeking to deny or restrict the use by any Seller of any of such Intellectual Property;
(iii) to the Stockholders' knowledge, no Person is using any patents, copyrights, trademarks, service marks, trade names, trade secrets or similar property that infringe upon such Intellectual Property or upon the rights of any Seller therein; (iv) no Seller has granted any license or other right currently outstanding to any other Person with respect to such Intellectual Property; and (v) the consummation of the transactions contemplated by this Agreement will not result in the termination or material impairment of any of such Intellectual Property.

                          (c)     The Stockholders have delivered to the
Purchaser correct and complete copies of all licenses for all Intellectual Property set forth in Schedule 3.19 as to which any Seller is a licensor or licensee. With respect to each of these licenses:

                                  (i)      such license is legal, valid,
binding, enforceable and in full force and effect in all material respects with respect to the Seller that is a party thereto and, to the Stockholders' knowledge, with respect to all other parties thereto and is the entire agreement between the respective licenser and licensee with respect to such license;

                                  (ii)     except as otherwise set forth in
Schedule 3.19, such license will not cease to be legal, valid, binding, enforceable and in full force and effect in all material respects on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated hereby constitute a breach or default under such license or otherwise give the licenser or licensee a right to terminate such license;

                                  (iii)    except as otherwise disclosed in
Schedule 3.19, with respect to each such license: (A) no Seller has received any notice of cancellation or termination under such license and, to the Stockholders' knowledge, no licensor or licensee has any right of termination or cancellation under such license except in connection with any default thereunder, (B) no Seller has received any notice of a breach or default under such license, which breach or default has not been cured, and (C) no Seller has granted to any other Person any sublicense under such license;

                                  (iv)     no Seller nor, to the Stockholders'
knowledge, any other party to such license, is in breach or default in any material respect, and, to the Stockholders' knowledge, no event has occurred that, with notice or lapse of time would constitute such a breach or default by any Seller or permit termination, modification or acceleration under such license;

                                  (v)      except as set forth in Schedule
3.19, to the Stockholders' knowledge, no Actions have been made or asserted or are pending or threatened against any Seller either (A) based upon or challenging or seeking to deny or restrict the use by any Seller of any of such licensed Intellectual Property or (B) alleging that any such licensed Intellectual Property is being licensed, sublicensed or used in violation of any patents or trademarks, or any other rights of any Person; and

                                  (vi)     to the Stockholders' knowledge, no
Person is using any patents, copyrights, trademarks, service marks, trade names, trade secrets or similar property that infringe upon such licensed Intellectual Property or upon the rights of any Seller therein.

                 3.20.  REAL PROPERTY.

                          (a)     No Seller currently owns or has ever owned
any real property.

                          (b)     Schedule 3.20 lists: (i) the address of each
parcel of Leased Real Property, (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property and (iii) the term (referencing applicable renewal periods) and rental payment terms of the leases (and any subleases) pertaining to each such parcel of Leased Real Property.

                          (c)     Except as described in Schedule 3.20 (i) to
the Stockholders' knowledge, there is no material violation of any law, regulation or ordinance relating to the Leased Real Property and (ii) no Seller has received any written notice of any material violation of any law, regulation or ordinance relating to any of the Leased Real Property. The Stockholders have made available to the Purchaser true and correct copies of, to the extent available and in its possession, if any, all certificates of occupancy, environmental reports, appraisals, and other documents relating to or otherwise affecting the Leased Real Property. The Seller listed in Schedule
3.20 as the lessee of each parcel of Leased Real Property is in peaceful and undisturbed possession of such parcel of Leased Real Property, as the lessee, and, to the Stockholders' knowledge, there are no contractual or legal restrictions that preclude or restrict the ability to use the subject premises for the purposes for which they are currently being used. All existing utilities required for the use, occupancy, operation and maintenance of the Leased Real Property are adequate for the conduct of the Business as presently conducted. To the Stockholders' knowledge, there are no material latent defects or material adverse physical conditions affecting the Leased Real Property, other than ordinary wear and tear. Except as set forth in Schedule 3.20, no Seller has leased or subleased any parcel of Leased Real Property to any other Person, nor has any Seller assigned its interest under any lease or sublease set forth in Schedule 3.20 to any third party.

                          (d)     The Stockholders have delivered to the
Purchaser correct and complete copies of all leases and subleases set forth in
Schedule 3.20 and any and all material ancillary documents pertaining thereto (including, but not limited to, any amendments and evidence of commencement dates and expiration dates). With respect to each of these leases and subleases:

                                  (i)      such lease or sublease is legal,
valid, binding, enforceable and in full force and effect with respect to the Seller that is a party thereto, and, to the Stockholders' knowledge, with respect to all other parties thereto and is the entire agreement between the parties thereto with respect to such property;

                                  (ii)     except as otherwise set forth in
Schedule 3.20, such lease or sublease will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated hereby constitute a breach or default under such lease or sublease or otherwise give the landlord a right to terminate, recapture or modify such lease or sublease;

                                  (iii)    except as otherwise disclosed in
Schedule 3.20, with respect to each such lease or sublease: (A) no Seller has received any notice of cancellation or termination under such lease or sublease and, to the Stockholders' knowledge, no lessor has any right of termination or cancellation under such lease or sublease except in connection with the default of a Seller thereunder, (B) no Seller has received any notice of a breach or default by any Seller under such lease or sublease, which breach or default has not been cured, and (C) no Seller has granted to any other Person any material rights, adverse or otherwise, under such lease or sublease; and

                                  (iv)     except as set forth in Schedule
3.20, no Seller nor, to the Stockholders' knowledge, any other party to such lease or sublease is in breach or default in any material respect, and, to the Stockholders' knowledge, no event has occurred that, with notice or lapse of time, would constitute such a material breach or default or permit termination, modification or acceleration under such lease or sublease.

                          (e)     To the Stockholders' knowledge, there are no
condemnation proceedings or eminent domain proceedings of any kind pending or threatened against the Leased Real Property.

                          (f)     Except as set forth in Schedule 3.20, to the
Stockholders' knowledge, all the Leased Real Property is occupied under a valid and current certificate of occupancy or similar permit, the transactions contemplated by this Agreement will not require the issuance of any new or amended certificate of occupancy and there are no facts that would prevent the Leased Real Property from being occupied after the Closing Date in the same manner as before.

                          (g)     To the Stockholders' knowledge, all
improvements on the Leased Real Property constructed by or on behalf of any Seller were constructed in compliance with all applicable federal, state and local statutes, laws, ordinances, regulations, rules, codes, orders or requirements (including, but not limited to, any building or zoning laws or codes) affecting such Leased Real Property.

                 3.21.  TANGIBLE PERSONAL PROPERTY.

                          (a)     Schedule 3.21 lists each item of machinery,
equipment, tools, furniture, fixtures, personalty, vehicles and other tangible personal property (excluding Inventory) which (i) has an original cost or value of more than $100,000, (ii) as of March 31, 1998, had a useful life of more than one year, (iii) is used in the ordinary course of the Business and (iv) is owned or leased by any Seller (the "TANGIBLE PERSONAL PROPERTY").

                          (b)     The Stockholders have delivered to the
Purchaser correct and complete copies of all leases and subleases for Tangible Personal Property with remaining annual rental payments in excess of $100,000 and any and all material ancillary documents pertaining thereto (including, but not limited to, any amendments, consents and evidence of commencement dates and expiration dates). With respect to each of these leases and subleases:

                                  (i)      such lease or sublease is legal,
valid, binding, enforceable and in full force and effect in all material respects with respect to the Seller that is a party thereto and, to the Stockholders' knowledge, with respect to all other parties thereto and is the entire agreement between the parties thereto with respect to such property;

                                  (ii)     except as set forth in Schedule
3.21, such lease or sublease will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated hereby constitute a breach or default under such lease or sublease or otherwise give the lessor a right to terminate, recapture or modify such lease or sublease:

                                  (iii)    except as otherwise disclosed in
Schedule 3.21, with respect to each such lease or sublease: (A) no Seller has received any notice of cancellation or termination under such lease or sublease and, to the Stockholders' knowledge, no lessor has any right of termination or cancellation under such lease or sublease except in connection with the default of a Seller thereunder, (B) no Seller has received any notice of a breach or default under such lease or sublease, which breach or default has not been cured, and (C) no Seller has granted to any other Person any material rights still outstanding, adverse or otherwise, under such lease or sublease; and

                                  (iv)     no Seller, nor, to the Stockholders'
knowledge, any other party to such lease or sublease, is in breach or default in any material respect, and, to the Stockholders' knowledge, no event has occurred that, with notice or lapse of time would, constitute such a material breach or default or permit termination, modification or acceleration under such lease or sublease.

                 3.22. CUSTOMERS. Listed in Schedule 3.22 are the names and addresses of (i) the top ten customers of the Business (by revenue) during the twelve (12) month period ended March 31, 1998 and (ii) each customer of the Business which ordered and has been shipped goods or merchandise with an aggregate purchase price of $500,000 or more during such twelve (12) month period, and, in each case, the amount for which each such customer was invoiced during such period. Except as disclosed in Schedule 3.22, no Seller has received any written notice that any customer listed in Schedule 3.22 has ceased, or will cease, to use the products, equipment, goods or services of the Sellers, or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services following the Closing Date.

                 3.23. SUPPLIERS. Listed in Schedule 3.23 are the names and addresses of (i) the top ten suppliers of the Business (by purchase order dollar amount) during the twelve (12) month period ended March 31, 1998 and
(ii) each supplier from which any Seller ordered materials, supplies, merchandise and other goods for the Business and to which such Seller paid, or is obligated to pay, an aggregate purchase price of $500,000 or more during such twelve (12) month period and, in each case, the amount for which each such supplier invoiced such Seller during such period. Except as disclosed in
Schedule 3.23, no Seller has received any written notice that any supplier listed in Schedule 3.23 will not sell materials, supplies, merchandise and other goods to the Sellers at any time after the Closing Date on terms and conditions similar to those imposed on current sales subject to general and customary price increases.

                 3.24.  EMPLOYEE BENEFIT MATTERS.

                          (a)     Plans and Material Documents. Schedule 3.24
lists (i) all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which any Seller is a party, with respect to which any Seller has any obligation or which are maintained, contributed to or sponsored by any Seller for the benefit of any current or former employee, officer or director of such member (excluding any confidentiality or restrictive covenant agreement entered into by any current or former employee for the benefit of any Seller) and (ii) each employee benefit plan for which any Seller could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated (collectively, the "PLANS"). Except as set forth in Schedule 3.24, each Plan is in writing and the Stockholders have furnished the Purchaser with a complete and accurate copy of each written Plan and a complete and accurate copy of each material document prepared in connection with each such Plan, including, where applicable, without limitation, (i) each current trust or other funding arrangement, (ii) each current summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service ("IRS") Form 5500, (iv) the most recently received IRS determination letter for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Except as disclosed on Schedule 3.24, there are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which any Seller is a party, with respect to which any Seller has any obligation or which are maintained, contributed to or sponsored by any Seller for the benefit of any current or former employee, officer or director of such Seller.

                          (b)     Absence of Certain Types of Plans.  None of
the Plans is a Multiemployer Plan (within the meaning of Section 3(37) of ERISA) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which any Seller could incur liability under Section 4063 or 4064 of ERISA (a "MULTIPLE EMPLOYER PLAN"). Except as set forth in
Schedule 3.24, none of the Plans provides for the payment of separation, severance, termination or similar type benefits to any Person or obligates any Seller to pay separation, severance, termination or similar type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a "change in control", within the meaning of such term under Section 280G of the Code. Except as set forth in Schedule 3.24, none of the Plans provide for or promise medical, disability or life insurance benefits to be paid or provided by any Seller for any current or former employee, officer or director of any Seller after termination of employment with such member other than as required by Section 601 et seq. of ERISA.

                          (c)     Compliance with Applicable Law. Each Plan
offered by any Seller is operated in all material respects in accordance with the requirements of all applicable law, including, without limitation, ERISA and the Code, and, to the Stockholders' knowledge, all persons who participate in the operation of such Plans and all Plan "fiduciaries" (within the meaning of Section 3(21) of ERISA) have acted in all material respects in accordance with the provisions of all applicable law, including, without limitation, ERISA and the Code. Each Seller has performed all material obligations required to be performed by it under, is not in any material respect in default under or in violation of, and has no knowledge of any default or violation by any party to any Plan. No legal action, suit or claim is pending or, to the knowledge of the Sellers, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the Stockholders' knowledge, no fact or event exists that could give rise to any such action, suit or claim.

                          (d)     Qualification of Certain Plans. Each Plan
which is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt and, to the Stockholders' knowledge, no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust. Each trust maintained or contributed to by any Seller which is intended to be qualified as a voluntary employees' beneficiary association and which is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and, to the Stockholders' knowledge, no fact or event has occurred since the date of such determination by the IRS to adversely affect such qualified or exempt status.

                          (e)     Absence of Certain Liabilities and Events. To
the Stockholders' knowledge, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. To the Stockholders' knowledge, no Seller has incurred any liability for any excise tax arising under Section 4971, 4972, 4980 or 4980B of the Code and, to the Stockholders' knowledge, no fact or event exists which could give rise to any such liability. No Seller has incurred any material liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any material liability in connection with the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or the withdrawal from any Multiemployer Plan or Multiple Employer Plan; and, to the Stockholders knowledge, no fact or event exists which could give rise to any such liability. No complete or partial termination has occurred within the five years preceding the date hereof with respect to any Plan subject to Title IV of ERISA. No reportable event (within the meaning of Section 4043 of ERISA) has occurred or is expected to occur with respect to any Plan subject to Title IV of ERISA. No Plan had an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Plan. None of the assets of any Seller is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; no Seller has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and, to the Stockholders' knowledge, no fact or event exists which could give rise to any such lien or requirement to post any such security.

                          (f)     Plan Contributions and Funding. All employer
and employee contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and, to the Stockholders' knowledge, no fact or event exists which could give rise to any such challenge or disallowance. As of the date hereof, no Plan which is subject to Title IV of ERISA has an "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA).

                 3.25.  LABOR MATTERS.  Except as set forth in Schedule 3.25,
(a) no Seller is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by any Seller and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect any Seller; (b) there are no strikes, slowdowns or work stoppages pending or, to the Stockholders' knowledge, threatened between any Seller and any of their respective employees, and no Seller has experienced any such strike, slowdown or work stoppage within the past three years; (c) no Seller has breached or otherwise failed to comply materially with the provisions of any collective bargaining or union contract and there are no grievances outstanding against any Seller under any such agreement or contract that would have a Material Adverse Effect; (d) there are no unfair labor practice complaints pending against any Seller before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of any Seller which could have a Material Adverse Effect; (e) to the Stockholders' knowledge, each Seller is currently in compliance with all applicable laws, rules and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from such employees of such Seller and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; (f) each Seller has paid in full to all employees of such Seller (or, as of March 31, 1998, adequately accrued for in accordance with GAAP) all wages, salaries, commissions, bonuses (to the extent declared or earned), benefits and other compensation due to or on behalf of such employees; (g) there is no material claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Stockholders' knowledge, threatened before any Governmental Authority with respect to any persons currently or formerly employed by any Seller; (h) no Seller is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices; (i) there is no material charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted in the past 12 months or is now pending or, to the Stockholders' knowledge, threatened with respect to any Seller; (j) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted in the past 12 months or is now pending or, to the Stockholders' knowledge, threatened in writing before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which any Seller has employed employees; and (k) no Seller has violated or otherwise failed to comply with the requirements of the Workers Adjustment and Retraining Notification Act.

                 3.26. KEY EMPLOYEES. Schedule 3.26 lists the name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation (other than compensation under a 401(k) plan), "golden parachute" and other like benefits paid or payable (in cash or otherwise), the date of employment and job title of each current salaried employee, officer, director, consultant or agent of any Seller whose annual compensation exceeds $100,000 for the twelve (12) month period ending March 31, 1998, except for that certain Nonqualified Incentive Compensation Plan dated March 31, 1998 of certain of the Sellers, a true and complete copy of which has been delivered to the Purchaser.

                 3.27.  CERTAIN INTERESTS.

                          (a)     Except as disclosed in Schedule 3.27, no
Stockholder or officer or director of any Seller or Immediate Family member thereof:

                                  (i)      has any direct or indirect financial
interest in any competitor, supplier or customer of any Seller, provided, however, that the ownership of securities representing no more than two percent of the outstanding voting power of any competitor, supplier or customer, and which are also listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a "financial interest" so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer;

                                  (ii)     owns, directly or indirectly, in
whole or in part, or has any other interest in any material tangible or intangible property which any Seller uses or proposes to use in the conduct of the Business;

                                  (iii)    has outstanding any Indebtedness in
excess of $10,000 to any Seller; or

                                  (iv)     has any claim, demand or cause of
action, direct or indirect, contingent or liquidated, accrued or inchoate, against any Seller.

                          (b)     Except as disclosed in Schedule 3.27, no
Seller has any Liability or any other obligation of any nature whatsoever to any Stockholder, officer, director or shareholder of any Seller or Immediate Family member thereof, other than as an employee of such Seller.

                 3.28.  TAX MATTERS; POOLING.

                          (a)     Except as set forth in Schedule 3.28, (i) all
returns and reports in respect of Taxes required to be filed with respect to each Seller or the Business have been timely filed; (ii) all Taxes required to be shown on such returns and reports or otherwise due have been timely paid; (iii) all such returns and reports are true, correct and complete in all material respects; (iv) no adjustment relating to such returns has been proposed formally or informally by any Governmental Authority and, to the Stockholders' knowledge, no basis exists for any such adjustment; (v) there are no pending or, to the Stockholders' knowledge, threatened actions or proceedings for the assessment or collection of Taxes against any Seller or any corporation that was included in the filing of a return with any Seller on a consolidated or combined basis; (vi) no consent under Section 341(f) of the Code has been filed with respect to any Seller; (vii) there are no Tax liens on any assets of any Seller or of the Business; (viii) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which any Seller may be subject; (ix) there are no requests for information currently outstanding that could affect the Taxes of any Seller; (x) there are no proposed reassessments of any property owned by any Seller; (xi) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes; (xii) any provision for Taxes reflected in the balance sheet included in the Financial Statements is adequate for payment of any and all Tax liabilities for periods ending on or before March 31, 1998; and (xiii) there has not been any audit of any Tax return filed by any Seller and no audit of any such Tax return is in progress and no Seller has been notified by any Tax authority that any such audit is contemplated or pending.

                          (b)     None of the Sellers nor, to the Stockholders'
knowledge, any Affiliate of any Seller has taken or agreed to take any action that would prevent the Merger from being treated as a "pooling of interests" in accordance with GAAP and the rules and regulations of the SEC or from constituting a reorganization within the meaning of Section 368(a) of the Code.

                 3.29.  INSURANCE.

                          (a)     Schedule 3.29 sets forth the following
information with respect to each material insurance policy (including policies providing property, casualty, liability, workers' compensation, and bond and surety arrangements) under which any Seller is currently a named insured or otherwise the principal beneficiary of coverage:

                                  (i)      the name of the insurer and the
names of the principal insured and each named insured;

                                  (ii)     the policy number and the period of
coverage;

                                  (iii)    the type, scope (including an
indication of whether the coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles, retentions and aggregates are calculated and operate) of coverage; and

                                  (iv)     the premium charged for the policy,
including, without limitation, a description of any retroactive premium adjustments or other loss-sharing arrangements.

                          (b)     With respect to each such insurance policy:
(i) the policy is legal, valid, binding and enforceable in accordance with its terms with respect to the Seller that is a party thereto and, to the Stockholders' knowledge, with respect to the other parties thereto and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) no Seller is in breach or default (including any breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default or which would permit termination or modification, under the policy; (iii) no party to the policy has repudiated, or given notice of an intent to repudiate, any provision thereof; and (iv) to the Stockholders' knowledge, no insurer on the policy has been declared insolvent or placed into receivership, conservatorship or liquidation.

                          (c)     Schedule 3.29 sets forth all risks against
which any Seller is self-insured or which are covered under any risk retention program in which any Seller participates and details for the last five years loss experience of each Seller with respect to such risks. The terms "self-insured" and "risk retention program" as used in this Section shall not refer to the mere absence of insurance, but, in the case of self-insurance, to a formal program of self-insurance that includes the actuarial projections of losses, the maintenance of reserves and the adherence to formal claim procedures and, in the case of a risk retention program, to means other than insurance by which the availability of funds to pay losses arising out of defined risks is assured before the losses occur (including, without limitation, retention group).

                          (d)     All material properties and risks of the
Business and of each Seller are, and for the past five years have been, covered by valid and, except for policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including, without limitation, general liability insurance, property insurance and workers' compensation insurance) issued in favor of such Seller or the Seller bearing such risk of the Business, in each case, in such types and amounts and covering such risks as, to the Stockholders' knowledge, are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Sellers.

                          (e)     At no time during the past three years has
any Seller (i) been denied any insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or received notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years or that any insurance coverage will not be available in the future substantially on the same terms as are now in effect, except for increases in premiums occurring in the ordinary course of the Business or (iii) suffered any extraordinary increase in premium for renewed coverage, except increases applicable to all insureds under similar policies and except for increases in respect of health insurance. During the past three years, no insurance carrier has canceled, failed to renew or materially reduced any insurance coverage for any Seller or given any notice or other indication of its intention to cancel, not renew or reduce any such coverage.

                          (f)     All insurance policies of the Sellers are
currently in effect and duly in force and no change thereto shall arise as the result of the consummation of the transactions contemplated by this Agreement.

                 3.30. ACCOUNTS; LOCKBOXES; SAFE DEPOSIT BOXES; POWERS OF ATTORNEY. Schedule 3.30 is a true and complete list of (i) the names of each bank, savings and loan association, or other financial institution in which any Seller has an account, and the names of all persons authorized to draw thereon or have access thereto, (ii) the location of all lockboxes and safe deposit boxes of each Seller and the names of all Persons authorized to draw thereon or have access thereto and (iii) the names of all Persons, if any, holding powers of attorney from any Seller relating to the Business. No Seller has any such account, lockbox or safe deposit box other than those listed in Schedule 3.30, nor has any additional Person been authorized to draw thereon or have access thereto or to hold any such power of attorney. Except as disclosed in Schedule 3.30, no Seller has commingled monies or accounts of any Seller with other monies or accounts of the Stockholders.

                 3.31. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers or any Stockholder.

                 3.32.  FULL DISCLOSURE.   No Stockholder has knowledge of any
facts pertaining to the Sellers or the Business which could have a Material Adverse Effect and which have not been disclosed in this Agreement or any of the Schedules hereto (except for general economic conditions or factors affecting the industry as a whole in which the Business operates). No representation or warranty of the Stockholders in this Agreement, or any Schedules hereto, or any certificate furnished to the Purchaser pursuant to this Agreement, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein not misleading.


                                   ARTICLE IV
                       REPRESENTATIONS AND WARRANTIES OF
                DAISYTEK, THE PURCHASER AND THE ACQUISITION SUBS

         Daisytek, the Purchaser and the Acquisition Subs, jointly and severally, represent and warrant to the Stockholders as follows:

                 4.1. ORGANIZATION AND QUALIFICATION. Each of Daisytek, the Purchaser and the Acquisition Subs is a corporation duly organized validly existing and in good standing under the laws of its state of incorporation with full corporate power and authority to own its properties and to carry on its business as now conducted. Each of Daisytek, the Purchaser and the Acquisition Subs is duly qualified or authorized to transact business, and is in good standing as a foreign corporation, in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized will not have a Material Adverse Effect. The Purchaser is a wholly owned subsidiary of Daisytek, and the Acquisition Subs are wholly owned subsidiaries of the Purchaser.

                 4.2. AUTHORITY; BINDING OBLIGATION. Each of Daisytek, the Purchaser and the Acquisition Subs have all requisite power and authority to execute, deliver and perform their respective obligations under this Agreement and the Additional Agreements to which they are a party and consummate the transactions contemplated herein and therein. The Purchaser's, Daisytek's and the Acquisition Subs' execution, delivery and performance of this Agreement and the Additional Agreements to which they are a party and the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no other action on the part of Daisytek, the Purchaser or any Acquisition Sub is necessary to consummate the transactions contemplated hereby and thereby. This Agreement and the Additional Agreements have been duly executed and delivered by the Purchaser, Daisytek and the Acquisition Subs (to the extent each is a party thereto) and constitute the legal, valid and binding obligation of the Purchaser, Daisytek and Acquisition Subs (to the extent each is a party thereto) enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditor's rights' generally and to general equitable principles.

                 4.3.  NO VIOLATIONS.      The execution and delivery of this
Agreement and the Additional Agreements and the consummation of the transactions contemplated herein and therein by the Purchaser, Daisytek and the Acquisition Subs do not and will not, with or without the giving of notice or passage of time or both (a) violate, conflict with or result in the breach of any term or provision of, or require any notice, filing or consent under (i) the certificate of incorporation, by-laws or other charter documents of the Purchaser, Daisytek or any Acquisition Sub, (ii) any statutes, laws, rules, regulations, ordinances or Permits of any Governmental Authority applicable to Purchaser, Daisytek or any Acquisition Sub or (iii) any Governmental Order binding upon the Purchaser, Daisytek or any Acquisition Sub or any of their respective properties or assets; (b) conflict with or result in the breach of any term or provision of, require any notice or consent under, give rise to a right of termination of, constitute a default under, result in the acceleration of, or give rise to a right to accelerate any obligation under, any material contract or any loan agreement, mortgage, indenture, financing agreement, lease or any other agreement or instrument to which the Purchaser, Daisytek or any Acquisition Sub is a party or by which any of their respective properties or assets are bound; or (c) result in any Encumbrance on any of the properties or assets of the Purchaser, Daisytek or any Acquisition Sub.

                 4.4. DAISYTEK COMMON STOCK. The shares of Daisytek Common Stock to be issued hereunder have been duly authorized and, upon issuance thereof in accordance with the terms set forth herein, will be validly issued, fully paid, non-assessable and free of any pre-emptive rights in full compliance with the Act and all applicable federal and state securities laws, rules and regulations.

                 4.5. SEC DOCUMENTS. Daisytek has filed all required reports, schedules, forms, statements and other documents with the SEC the ("SEC DOCUMENTS"). Daisytek has made available to the Stockholders true, correct and complete copies of all Registration Statements on Form S-1, S-3 and S-8, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and final Proxy Statements included within the SEC Documents, including without limitation, Daisytek's Annual Report on Form 10-K for the fiscal year ended March 31, 1998 and Daisytek's Prospectus dated March 26, 1998. All of the SEC Documents (other than preliminary material or material which was subsequently amended), as of their respective filing dates, complied in all material respects with all applicable requirements of the Act, and the Securities Exchange Act of 1934, as amended, (the "EXCHANGE ACT"). None of the SEC Documents, as of their respective dates, contained any untrue statements of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been amended, modified or superseded by later SEC Documents.

                 4.6. FINANCIAL STATEMENTS. Daisytek's consolidated financial statements included in the SEC Documents (i) were prepared in all material respects in accordance with the books of account and other financial records of Daisytek and its subsidiaries, (ii) fairly present the consolidated financial condition, results of operations, changes in retained earnings and cash flow of Daisytek and its subsidiaries as of the dates and for the periods covered thereby and (iii) have been prepared in accordance with GAAP applied on a basis consistent with past practice (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q, and, with respect to interim statements, subject to year-end adjustments).

                 4.7. NO MATERIAL ADVERSE CHANGE. Since March 31, 1998, except as disclosed in the SEC Documents, there has not been any change in the condition (financial or otherwise) of the Daisytek Business or the liabilities, assets, customer or supplier relations, operations, results of operations, prospects or condition (financial or otherwise) of Daisytek and its subsidiaries, taken as a whole, including without limitation, any damage or destruction of property by fire or other casualty, which change would have a Material Adverse Effect.

                 4.8. BROKERS AND FINDERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Daisytek or Purchaser.

                 4.9. ACQUISITION SUBS. Each Acquisition Sub was organized solely for the purpose of the transactions contemplated hereby and has not conducted any activities other than in connection with its organization, and negotiation and execution of this Agreement and the consummation of the transaction contemplated hereby.

                 4.10. POOLING. Neither Daisytek, the Purchaser nor any Acquisition Sub has taken or agreed to take any action that would prevent the Merger from being treated as a "pooling of interests" in accordance with GAAP and the rules and regulations of the SEC or from constituting a reorganization within the meaning of Section 368(a) of the Code.

                 4.11 FULL DISCLOSURE. No representation or warranty of Daisytek, the Purchaser and the Acquisition Subs in this Agreement or any certificate furnished to the Stockholders pursuant to this Agreement contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE V
                  CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS

         The obligation of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, prior to or at the Closing, of each of the following conditions precedent. The execution and delivery of this Agreement by the Sellers shall constitute confirmation that the following conditions precedent have been so satisfied.

                 5.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Daisytek, the Purchaser and the Acquisition Subs contained in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date with the same effect as though such representations and warranties were made or given on and as of such date (other than such representations and warranties as are made as of another specified date, which shall be true and correct as of such other specified date).

                 5.2. PERFORMANCE OF OBLIGATIONS. Daisytek, the Purchaser and the Acquisition Subs shall have performed and complied with all of the covenants, agreements and conditions required by this Agreement to be performed and complied with by them prior to or on the Closing Date.

                 5.3. COMPLIANCE CERTIFICATE. Daisytek, the Purchaser and the Acquisition Subs, shall each have delivered to the Sellers on the Closing Date a certificate signed by an authorized officer thereof and dated as of the Closing Date to the effect that each of the representations and warranties of Daisytek, the Purchaser and the Acquisition Subs, respectively, contained in this Agreement is true, correct and complete in all material respects as of the Closing Date (other than such representations and warranties as are made as of another specified date, which shall be true and correct as of such other specified date), and each of Daisytek, the Purchaser and the Acquisition Subs, respectively, has complied with, fulfilled and performed each of the covenants, terms and conditions to be complied with, fulfilled or performed by it under this Agreement on or prior to the Closing Date

                 5.4. ABSENCE OF LITIGATION. No Action shall be threatened or pending on the Closing Date in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such Action shall be pending or threatened.

                 5.5. REQUIRED CONSENTS AND APPROVALS; HSR. Each Governmental Authority and all other Persons whose approval, consent or waiver may be necessary or required with respect to the transactions contemplated herein shall have given or granted such approval, consent or waiver. Specifically, but without limiting the foregoing, any waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated.

                 5.6. RESOLUTIONS. The Sellers shall have received a true and complete copy, certified by the Secretary or Assistant Secretary of each of Daisytek, the Purchaser and the Acquisition Subs, of the resolutions duly adopted by the Board of Directors of each of Daisytek, the Purchaser and the Acquisition Subs, evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                 5.7. INCUMBENCY CERTIFICATE. The Sellers shall have received a certificate of the Secretary or Assistant Secretary of each of Daisytek, the Purchaser and the Acquisition Subs, certifying the names and signatures of the officers of Daisytek, the Purchaser and the Acquisition Subs, authorized to sign this Agreement.

                 5.8. LEGAL OPINION. The Sellers shall have received a legal opinion, dated as of the Closing Date, of counsel to the Purchaser, Daisytek and the Acquisition Subs as to the matters set forth in Sections 4.1, 4.2, 4.3 and 4.4.

                 5.9. ADDITIONAL AGREEMENTS. The Stockholders shall have received duly executed copies of the Additional Agreements.

                 5.10. DAISYTEK COMMON STOCK. The Stockholders shall have received one or more certificates evidencing the shares of Daisytek Common Stock to be issued hereunder in accordance with the terms and provisions of
Article II above.

                                   ARTICLE VI
                CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

                 The obligation of the Purchaser and Daisytek to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, prior to or at the Closing, of each of the following conditions precedent. The execution and delivery of this Agreement by the Purchaser and Daisytek shall constitute confirmation that the following conditions precedent have been so satisfied.

                 6.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Stockholders contained in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date with the same effect as though such representations and warranties were made or given on and as of such date (other than such representations and warranties as are made of another specified date, which shall be true and correct as of such other specified date).

                 6.2. PERFORMANCE OF OBLIGATIONS. The Sellers and the Stockholders shall have performed and complied with all of the covenants, agreements and conditions required by this Agreement to be performed and complied with by them prior to or on the Closing Date.

                 6.3. COMPLIANCE CERTIFICATE. The Stockholders shall have delivered to Purchaser on the Closing Date a certificate signed by or on behalf of the Stockholders and dated as of the Closing Date to the effect that each of the representations and warranties of the Stockholders contained in this Agreement is true, correct and complete in all material respects as of the Closing Date (other than such representations and warranties as are made of another specified date, which shall be true and correct as of such other specified date), and the Stockholders have complied with, fulfilled and performed each of the covenants, terms and conditions to be complied with, fulfilled or performed by the Stockholders under this Agreement on or prior to the Closing Date.

                 6.4. ABSENCE OF LITIGATION. No Action shall be threatened or pending on the Closing Date in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such Action shall be pending or threatened.

                 6.5. REQUIRED CONSENTS AND APPROVALS; HSR. Each Governmental Authority and all other Persons whose approval, consent or waiver may be necessary or required with respect to the transactions contemplated herein shall have given or granted such approval, consent or waiver, except for such consents as are set forth on Schedule 6.5 hereof. Specifically, but without limiting the foregoing, any waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated.

                 6.6. RESOLUTIONS. The Purchaser shall have received a true and complete copy, certified by Secretary or Assistant Secretary of each Seller, of the resolutions duly adopted by the Board of Directors and stockholders of each Seller evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                 6.7. INCUMBENCY CERTIFICATE. The Purchaser shall have received a certificate of the Secretary or Assistant Secretary of each Seller certifying the names and signatures of the officers of each Seller authorized to sign this Agreement.

                 6.8. ORGANIZATIONAL DOCUMENTS; MINUTE BOOKS. The Purchaser shall have received for each Seller (i) its certificate or articles of incorporation, as amended, certified by the Secretary of State (or other similar official) of its state of incorporation, and accompanied by a certificate of the Secretary or Assistant Secretary of such Seller, dated as of the Closing Date, stating that no amendments have been made to such certificate or articles of incorporation since such date, (ii) a good standing certificate from the Secretary of State (or other similar official) of its state of incorporation and each other jurisdiction set forth in Schedule 3.1 hereof, (iii) a copy of its By-laws, certified by the Secretary or Assistant Secretary of such Seller, (iv) the original minute book and stock ledger or register, certified by the Secretary of such Seller and (v) the resignation of each officer and member of its Board of Directors.

                 6.9. LEGAL OPINION. The Purchaser shall have received a legal opinion, dated as of the Closing Date, of counsel to the Stockholders and the Sellers as to the matters set forth in Section 3.1, 3.2, 3.5, 3.6 and 3.15.

                 6.10. ADDITIONAL AGREEMENTS. The Purchaser shall have received duly executed copies of each of the Additional Agreements.

                 6.11.  [deleted]

                 6.12. DUE DILIGENCE. The Purchaser shall have completed to its satisfaction (in its sole and absolute discretion) its due diligence review and analysis of the Business and the Sellers.

                 6.13. NO MATERIAL ADVERSE EFFECT. No circumstance, change in, or effect on the Business (including any material adverse change arising in connection with or as the result of any fire, explosion, earthquake, disaster, accident, labor dispute, loss of material customer or supplier, shortage, cessation or interruption of inventory shipments or any similar event, occurrence or circumstance) shall have occurred since March 31, 1998 which in the reasonable judgment of the Purchaser has, or would have, a Material Adverse Effect.

                 6.14. STOCK CERTIFICATES. The Purchaser shall have received original stock certificates evidencing all of the issued and outstanding shares of Seller Common Stock, duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form reasonably satisfactory to the Purchaser, with all required stock transfer tax stamps affixed.

                 6.15.  [deleted]

                 6.16.  [deleted]

                                  ARTICLE VII
                       INDEMNIFICATION AND OTHER MATTERS

                 7.1. INDEMNIFICATION BY STOCKHOLDERS. From and after the Closing, the Stockholders shall, jointly and severally, but subject to the limitations hereof, reimburse, indemnify and hold harmless the Purchaser, Daisytek and their respective officers, directors, employees, agents, representatives and successors and assigns from and against and in respect of each of the following:

                          (a)     any and all damages, losses, deficiencies,
liabilities, claims, demands, charges, costs and expenses of every nature and character whatsoever, including, without limitation, reasonable attorneys' fees and costs (collectively, the "LOSSES") that result from, relate to or arise out of any misrepresentation or breach of warranty or covenant of the Stockholders in this Agreement, the Additional Agreements or any of the Schedules provided hereunder or thereunder; and

                          (b)     any and all actions, suits, claims,
proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses incident to any of the foregoing or to the successful enforcement of this Section.

                 7.2. INDEMNIFICATION OF STOCKHOLDERS. From and after the Closing, the Purchaser and Daisytek shall, jointly and severally, but subject to the limitations hereof, reimburse, indemnify and hold harmless the Stockholders and each of their respective heirs, estate, successors and assigns from and against and in respect of each of the following:

                          (a)     any and all Losses that result from, relate
to or arise out of any misrepresentation or breach of warranty or covenant of the Purchaser or Daisytek in this Agreement, the Additional Agreements; and

                          (b)     any and all actions, suits, claims,
proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses incident to any of the foregoing or to the successful enforcement of this Section.

                 7.3.  LIMITATIONS ON LOSSES.

                          (a)     In case any event shall occur that would
otherwise entitle any party to assert a claim for indemnification hereunder, no Losses shall be deemed to have been sustained by such party to the extent of
(i) any actual tax savings realized by such party with respect thereto or (ii) any proceeds (net of deductibles, taxes and collection costs) received by such party from any insurance policies maintained by or on behalf of such party with respect to such Losses. The parties agree to submit a claim under such insurance policies prior to or promptly following making a request for indemnification hereunder.

                          (b)     The aggregate liability of the Stockholders,
on the one hand, or the Purchaser and Daisytek, on the other hand, shall not exceed the Purchase Price.

                          (c)     The sum of all Losses incurred by the
Purchaser and Daisytek in the aggregate, or the sum of all Losses incurred by the Stockholders in the aggregate, must exceed $100,000 before such parties shall be entitled to indemnification hereunder; provided, however, once such Losses exceed $100,000, such parties shall be entitled to indemnification for all Losses.

                          (d)     No party shall have any liability hereunder
in respect of claims asserted against any Indemnified Party on or after one year from the Closing Date; provided, however, the representations and warranties of the Stockholders relating to (i) title to the Seller Common Stock shall survive indefinitely and (ii) Taxes and Environmental matters shall survive until the applicable statute of limitations has expired. The limitation set forth in this paragraph shall not apply to any claim asserted on or before such one year anniversary.

                          (e)     The limitations set forth herein shall not
apply in the case of a fraudulent or intentional misrepresentation or breach by any party.

                 7.4.  NOTICE.

                          (a)     Promptly after receipt by an Indemnified
Party of notice of the assertion of any claim by a Person not a party to this Agreement (a "THIRD PARTY CLAIM") with respect to which such Indemnified Party expects to make a request for indemnification hereunder, such Indemnified Party shall give the Indemnifying Party written notice describing such claim in reasonable detail. The Indemnifying Party shall, upon receipt of such notice, be entitled to participate in or, at the Indemnifying Party's option, assume the defense, appeal or settlement of, such claim with respect to which such indemnity has been invoked with counsel selected by it and approved by the Indemnified Party (such approval not to be unreasonably withheld), and the Indemnified Party will fully cooperate with the Indemnifying Party in connection therewith; provided, that the Indemnified Party shall be entitled to employ separate counsel (at the expense of the Indemnifying Party) to represent such Indemnified Party if counsel selected by the Indemnifying Party cannot, by reason of any actual or deemed conflict of interest, adequately represent the interests of the Indemnified Party. In the event that the Indemnifying Party fails to assume the defense, appeal or settlement of such claim within 20 days after receipt of notice thereof from the Indemnified Party, the Indemnified Party shall have the right to undertake the defense or appeal of, or settle or compromise, such claim on behalf of and for the account and risk of the Indemnifying Party. The Indemnifying Party shall not settle or compromise any such claim without the Indemnified Party's prior written consent(which shall not be unreasonably withheld), unless the terms of such settlement or compromise release the Indemnified Party from any and all liabilities with respect to such Third Party Claim.

                          (b)     Any indemnifiable claim that is not a Third
Party Claim shall be asserted by written notice to the Indemnifying Party. If the Indemnifying Party does not respond to such notice within 30 days, it shall have no further right to contest the validity of such claim.

                 7.5. SURVIVAL; EXCLUSIVE REMEDY. Notwithstanding any right of any party to fully investigate the affairs of the other party and notwithstanding any knowledge of facts determined or determinable by such party pursuant to such investigation or right of investigation, each party has the right to rely fully upon the representations, warranties, covenants and agreements of each other party in this Agreement or in any certificate, financial statement or other document delivered by any party pursuant hereto. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing hereunder, subject to the limitations set forth herein. No person shall have a right to recovery against any party (or any officer, director, employee or agent of a party) other than through the exercise of the indemnification rights set forth herein, which shall constitute the sole and exclusive remedy after the Closing for any breach by a party of any representation, warranty or covenant contained herein or in any certificate or other instrument delivered pursuant hereto, other than a fraudulent or intentional breach, as to which each party shall have all rights and remedies available at law or in equity.

                 7.6. RESTRICTION ON TRANSFER. The Stockholders acknowledge that the Merger Consideration shall be subject to certain restrictions on transfer pursuant to the terms of the Affiliate Letter. The existence of the Affiliate Letter and the terms and provisions thereof shall not limit or restrict the ability of the Purchaser or Daisytek from asserting claims for indemnification hereunder in excess of the value of the shares subject to the provisions thereof or from recovering from the Stockholders the full amount of any such claim, subject, however, to the limitations set forth herein.

                 7.7 S CORPORATION STATUS. The parties acknowledge that each Seller which has elected to be treated as an S corporation for federal and state income tax purposes shall terminate such election as of the Effective Time, and such Sellers shall close their books for tax purposes as of such date.

                 7.8 PAYMENT OF INDEBTEDNESS. As of the Effective Time and concurrently with the Closing, the Purchaser shall cause (i) that certain Promissory Note of TC Illinois dated July 25, 1997 in the original principal amount of $3,584,748 payable to Mark Rath and (ii) the Sellers' indebtedness for money borrowed owing to American National Bank and Trust Company of Chicago to be repaid in full.

                 7.9 PURCHASER GUARANTY. As of the Effective Time, the Purchaser does hereby irrevocably and absolutely guaranty all obligations of TC Illinois and certain of the Sellers to pay the Incentive Compensation described in that certain Nonqualified Incentive Compensation Plan of such Sellers dated March 31, 1998, and such guaranty shall remain in effect regardless of any modification, amendment or waiver of such Plan arising at any time following the date hereof.


                                  ARTICLE VIII
                                 MISCELLANEOUS

                 8.1. COVENANT OF FURTHER ASSURANCES. The parties hereto covenant and agree to execute and deliver any and all additional writings, instruments and other documents and take such further actions as shall be reasonably required or requested to effectuate the terms and conditions of this Agreement.

                 8.2. ENTIRE AGREEMENT. This Agreement and the Additional Agreements represent the entire agreements between the parties hereto and thereto with respect to the subject matter hereof and thereof, and supersede all prior agreements and communications with respect thereto.

                 8.3. ASSIGNMENT AND BINDING EFFECT. Neither this Agreement nor any rights or obligations hereunder may be assigned by any party hereto without the express written consent of the others and any attempted assignment in violation thereof shall be null and void; provided, however, that the rights of the Purchaser may be assigned to any Affiliate of Daisytek, in which event notice thereof shall be given to the Stockholders. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors or permitted assigns or the Indemnified Parties (who shall be deemed third party beneficiaries hereof) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                 8.4. AMENDMENT OR MODIFICATION. This Agreement may not be waived, amended, modified or supplemented by the parties hereto in any manner, except by an instrument in writing signed by the Purchaser and the Stockholders.

                 8.5. SEVERABILITY. If any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement, all of which shall remain in full force and effect, nor shall it affect their validity or enforceability in any other jurisdiction. To the extent permitted by law, each party hereto waives any provision of law which renders any provision hereof unenforceable in any respect.

                 8.6. NOTICES. All notices, requests, demands or other communications under or with respect to this Agreement shall be in writing and shall be given by hand, by telecopy with request for acknowledgment or confirmation of receipt, by Federal Express or other nationally recognized overnight delivery service providing for receipt against delivery or by certified or registered U.S. Mail, postage prepaid, return receipt requested, and shall be deemed to have been duly given and effective upon the earlier of
(i) its actual receipt (or acknowledgment or confirmation of receipt), (ii) the next business day after having been sent by Federal Express or similar nationally recognized overnight delivery service providing for receipt against delivery, delivery charges prepaid, or (iii) three days after having been sent by certified or registered U.S. mail, return receipt requested, postage prepaid, addressed as follows:

         If to Sellers:

         Michael Cullen
         Robert Daly
         The Tape Company, Inc.
         700 Creel Drive
         Wood Dale, Illinois 60191
         Telecopier: 708-595-0052

         - with a copy to -

         Chuhak & Tecson
         225 West Washington Street
         Chicago, Illinois 60606
         Attn:  Donald J. Russ, Jr., Esq.
         Telecopier: 312-444-9027

         If to Purchaser:

         Daisytek Incorporated
         500 North Central Expressway
         Plano, TX  75074
         Attention:  Tom Madden
         Telecopier:  972-423-1108

         - with a copy to -

         Wolff & Samson, P.A.
         5 Becker Farm Road
         Roseland, New Jersey  07068
         Attention:  Morris Bienenfeld, Esq.
         Telecopier:  973-740-1407


Any such Person by written notice to each of the others listed in this Section in accordance herewith may change the address to which notices may be directed, but such notice shall be deemed duly given and effective only upon actual receipt thereof.

                 8.7. WAIVERS AND EXTENSIONS. Any waiver by any party hereto of any provision or condition of this Agreement or breach thereof or any extension of time granted by any party under this Agreement shall not be construed or deemed to be a waiver of any other provision or condition of this Agreement or breach thereof or extension of time with respect thereto or a waiver of a subsequent breach of or subsequent extension of time with respect to same provision or condition.

                 8.8. GOVERNING LAW; PERSONAL JURISDICTION. This Agreement shall be governed by, and be construed in accordance with, the laws of the State of Illinois without regard to the conflicts of laws principles thereof.

                 8.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement but all of which taken together shall constitute one and the same instrument.

                 8.10. CAPTIONS AND HEADINGS. The captions, section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                 8.11. EXHIBITS AND SCHEDULES. All Exhibits annexed hereto, and all Schedules referred to herein, are hereby incorporated in and made a part of this Agreement as if set forth herein.

                 8.12. CONSTRUCTION. The parties hereto hereby acknowledge and agree that they and their respective counsel have independently reviewed and made amendments to this Agreement and that the normal rule of construction, whereby ambiguities are to be resolved against the drafting party, shall be inapplicable to this Agreement.

                 8.13. PUBLICITY. Except as otherwise required by applicable laws or regulations, no party hereto nor any Affiliate thereof, shall issue any press release or make any other public statement regarding the transactions described in this Agreement without obtaining the prior approval of the other parties hereto to the contents and the manner of presentation and publication thereof, such consent not to be unreasonably delayed or withheld.

                 8.14 ARBITRATION. Any and all disputes or controversies arising hereunder shall be submitted to arbitration and shall be settled by arbitration by a panel of three (3) Arbitrators, in accordance with the rules then pertaining of the American Arbitration Association, and judgment upon the decision rendered may be enforced in any court of competent jurisdiction. The cost of such arbitration proceedings shall be borne equally by the parties, each of which shall bear its own attorney's fees, except as said arbitrators may otherwise determine to be fair and equitable under the circumstances. In any such arbitration, each party shall be entitled to discovery and evidentiary standards as provided in the Federal Rules of Civil Procedure as then in effect. The foregoing shall not restrict any party from seeking or obtaining equitable relief in any court of competent jurisdiction.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                      DAISYTEK INTERNATIONAL CORPORATION

                                      By:
                                         ---------------------------------------
                                         Name: Tom Madden
                                         Title: Vice President

                     (SIGNATURES CONTINUED ON NEXT PAGE)

                                      DAISYTEK, INCORPORATED


                                      By:
                                         ---------------------------------------
                                         Name: Tom Madden
                                         Title: Vice President

                                      TC ILLINOIS ACQUISITION CORP.


                                      By:
                                         ---------------------------------------
                                         Name: Tom Madden
                                         Title: Vice President

                                       TC MICHIGAN ACQUISITION CORP.


                                      By:
                                         ---------------------------------------
                                         Name: Tom Madden
                                         Title: Vice President

                                      TC GEORGIA ACQUISITION CORP.


                                      By:
                                         ---------------------------------------
                                         Name: Tom Madden
                                         Title: Vice President

                                      TC OHIO ACQUISITION CORP.


                                      By:
                                         ---------------------------------------
                                         Name: Tom Madden
                                         Title: Vice President


                                      TC PENNSYLVANIA ACQUISITION CORP.


                                      By:
                                         ---------------------------------------
                                         Name: Tom Madden
                                         Title: Vice President


                     (SIGNATURES CONTINUED ON NEXT PAGE)

                                      TC TEXAS ACQUISITION CORP.


                                      By:
                                         ---------------------------------------
                                         Name: Tom Madden
                                         Title: Vice President

                                      TC MINNESOTA ACQUISITION CORP.


                                      By:
                                         ---------------------------------------
                                         Name: Tom Madden
                                         Title: Vice President

                                      THE TAPE COMPANY, INC.,
                                      an Illinois corporation


                                      By:
                                         ---------------------------------------
                                         Name: Michael Cullen
                                         Title: President

                                      THE TAPE COMPANY, INC.,
                                      a Michigan Corporation


                                      By:
                                         ---------------------------------------
                                         Name: Michael Cullen
                                         Title: President

                                      THE TAPE COMPANY, INC.,
                                      a Georgia Corporation


                                      By:
                                         ---------------------------------------
                                        Name: Michael Cullen
                                        Title: President


                      (SIGNATURES CONTINUED ON NEXT PAGE)

                                      THE TAPE COMPANY, INC.,
                                      an Ohio Corporation


                                      By:
                                         ---------------------------------------
                                         Name: Michael Cullen
                                         Title: President

                                      TAPE DISTRIBUTORS, INC.,
                                      a Pennsylvania Corporation


                                      By:
                                         ---------------------------------------
                                         Name: Michael Cullen
                                         Title: President

                                      TAPE DISTRIBUTORS OF TEXAS, INC.,
                                      a Texas Corporation


                                      By:
                                         ---------------------------------------
                                         Name: Michael Cullen
                                         Title: President

                                      TAPE DISTRIBUTORS OF MINNESOTA, INC.,
                                      a Minnesota corporation


                                      By:
                                         ---------------------------------------
                                         Name: Michael Cullen
                                         Title: President


                                      ------------------------------------------
                                      MICHAEL CULLEN



                                      ------------------------------------------
                                      ROBERT DALY